                                                                    Exhibit 23.1

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 33-60576, 33-89134, 333-91437, 333-39429, 333-04496, 333-69304,
333-126563) on Form S-8 and in the registration statements (Nos. 333-106048, 333-44453, 333-48964, 333-56512) on Form S-3 of Alteon Inc. of our report, which includes an explanatory paragraph relating to the Company's ability to continue as a going concern, dated January 31, 2006, with respect to the balance sheets of Alteon Inc. as of December 31, 2005 and 2004, and the related statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 2005 Annual Report on Form 10-K of Alteon Inc.


                                        /s/ J.H. Cohn LLP

Roseland, New Jersey
March 23, 2006